Exhibit 99(a)
Cleveland-Cliffs Inc and Consolidated Subsidiaries
Schedule II — Valuation and Qualifying Accounts
(Dollars in Millions)

		Additions

		Charged
	Balance at	to Cost	Charged			Balance at
	Beginning	and	to Other			End of
Classification	of Year	Expenses	Accounts	Acquisition	Deductions	Year

Year Ended December 31, 2005:
Deferred Tax Valuation Allowance	$8.9			$11.1	$8.9	$11.1
Allowance for Doubtful Accounts	4.8				1.9	2.9
Year Ended December 31, 2004:
Deferred Tax Valuation Allowance	122.7	(113.8)				8.9
Allowance for Doubtful Accounts	4.8	1.6			1.6	4.8
Year Ended December 31, 2003:
Deferred Tax Valuation Allowance	120.6	9.8	(7.7)			122.7
Allowance for Doubtful Accounts	1.0	4.8			1.0	4.8
Other	.6				.6
Additions charged to other accounts in 2003 were charged directly to shareholders’ equity.